As filed with the Securities and Exchange Commission on DECEMBER 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nabi Biopharmaceuticals

(Exact name of registrant as specified in its charter)

Delaware	59-1212264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5800 Park of Commerce Blvd., N.W.

Boca Raton, Florida 33487

(561) 989-5800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas H. McLain

Chief Executive Officer

Nabi Biopharmaceuticals

5800 Park of Commerce Blvd., N.W.

Boca Raton, Florida 33487

(561) 989-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Constantine Alexander, Esq.

James E. Dawson, Esq.

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, MA 02210-2604

(617) 439-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Debt Securities(3)
Warrants
Preferred Stock, par value $0.10 per share
Common Stock, par value $0.10 per share(4)
Total			$175,000,000	$22,175(5)

(1)	The securities being registered are an indeterminate amount of securities that may from time to time be issued at indeterminate prices with an aggregate maximum offering price not to exceed $175,000,000. Information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price is not specified by each class of securities being registered pursuant to General Instruction II.D. of Form S-3.

(2)	This registration statement also covers an indeterminate amount of securities that may become issuable under the terms of the securities being registered upon exercise or conversion of such securities or as a result of a stock dividend, stock split, or other recapitalization.

(3)	If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall not exceed $175,000,000, less the aggregate offering price of all securities previously issued hereunder.

(4)	This registration statement also covers rights to purchase shares of Series One Preferred Stock. The rights are attached to the Common Stock and are issued pursuant to the terms of the registrant’s Rights Agreement dated August 1, 1997, as amended. Until the occurrence of certain events, the rights will not be exercisable and will be transferable with and only with the Common Stock. Because no separate consideration is to be paid for the rights, the registration fee for the rights is included in the registration fee for the securities being registered.

(5)	Calculated pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2004

PROSPECTUS

$175,000,000

Nabi Biopharmaceuticals

Debt Securities

Warrants

Preferred Stock

Common Stock

We may sell, from time to time, debt securities, warrants, preferred stock, or common stock, in one or more offerings, up to a total dollar amount of $175,000,000. We will provide the specific terms of these securities in one or more supplements to this prospectus.

Our common stock is listed on the Nasdaq National Market under the trading symbol “NABI.” The closing price of our common stock on December 1, 2004, was $14.63 per share.

Investing in our securities involves a high degree of risk. See “ Risk Factors” beginning on page 3.

We may sell the securities through underwriters, dealers, or agents or directly to purchasers. See “Plan of Distribution.” If we offer the securities through underwriters, dealers, or agents, then we will name the underwriters, dealers, or agents and set forth the applicable fees, discounts, and commissions to be paid to them and the net proceeds to us in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2004.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus, and, if given or made, you must not rely on any such information or representation as being authorized by us.

The SEC allows us to incorporate into this prospectus certain information contained in other documents that we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The reports and other documents that we file after the date of this prospectus will modify, supplement and supersede the information in this prospectus.

This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of such prospectus, regardless of the time of delivery of the prospectus or any sale of these securities.

-i-

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf process, we may sell, from time to time, debt securities, warrants, preferred stock, or common stock, in one or more offerings, up to a total dollar amount of $175,000,000. Each time we sell securities, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. The prospectus supplement may add, update, or change the information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully, together with the additional information described under “Where You Can Find More Information,” before you invest.

Nabi Biopharmaceuticals

We apply our knowledge of the human immune system to develop and commercialize products that address serious, unmet medical needs. Our focus is in the areas of infectious, autoimmune and addictive diseases. We currently have four marketed products, PhosLo®, Nabi-HB®, WinRho SDF® and Aloprim™, but we will stop marketing WinRho SDF® in March 2005. We also have four products in clinical trials. We expect to file a Marketing Authorization Approval, or MAA, for StaphVAX® in the European Union, or EU, in December of 2004 based on existing clinical data. For U.S. licensure, we have advanced StaphVAX to a confirmatory Phase III clinical trial and completed enrollment in this trial in August of 2004. We anticipate filing a Biologics License Application, or BLA, for StaphVAX by the end of 2005. StaphVAX is designed to prevent the most dangerous and prevalent strains of Staph aureus bacterial infections. Staph aureus bacteria are a major cause of hospital infections and are becoming increasingly resistant to antibiotics. Our other products in development are Altastaph™, an antibody based product for prevention and treatment of Staph aureus infections, Civacir™, an antibody based product for preventing hepatitis C re-infection in liver transplant patients and NicVAX™, a vaccine for nicotine addiction. We have a state-of-the-art fractionation facility for the manufacture of Nabi-HB and our investigational antibody products, Altastaph and Civacir, and for contract manufacturing. In addition, we have commenced construction of a vaccine manufacturing facility within our Boca Raton, Florida plant for the manufacture of StaphVAX, NicVAX and our other vaccines in pre-clinical development. We are also developing contract manufacturing capacity at Cambrex Bio Science Baltimore, Inc., or Cambrex Bio Science, so that Cambrex Bio Science can manufacture StaphVAX for us. We also collect specialty and non-specific antibodies for use in our products and supply pharmaceutical and diagnostic customers our excess production for the subsequent manufacture of their products.

We were incorporated in Delaware in 1969. Our principal executive offices are located at 5800 Park of Commerce Boulevard N.W., Boca Raton, FL 33487. Our telephone number is (561) 989-5800, and our website address is http://www.nabi.com. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Securities We May Offer

We may offer, from time to time, any of the following securities:

•	our debt securities,

•	warrants to purchase our debt securities, preferred stock or common stock,

•	shares of our preferred stock, or

•	shares of our common stock.

This prospectus provides you with a general description of the securities we may offer. We will provide the specific terms of these securities in one or more supplements to this prospectus.

Debt Securities. Our debt securities may be senior or subordinated in right of payment and may be convertible into other of our debt securities, preferred stock, common stock or other securities or property. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the conversion terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. We will issue the senior and subordinated debt securities under separate indentures between us and a trustee we will identify in an applicable prospectus supplement.

Warrants. We may offer warrants to purchase our debt securities, preferred stock and common stock. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

Preferred Stock. We may offer shares of our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

Common Stock. We may offer shares of our common stock. Our common stock is listed on the Nasdaq National Market under the trading symbol “NABI.”

Use of Proceeds

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sales of securities to provide additional funds for general corporate purposes, including but not limited to clinical trials, research and development expenses, new acquisition and licensing costs, general and administrative expenses, and working capital.

Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of earnings to fixed charges or, if earnings were insufficient to cover fixed charges, the dollar amount of the coverage deficiency where applicable for each of the last five years.

	Fiscal Year Ended					Nine Months Ended
	Dec. 31, 1999	Dec. 30, 2000	Dec. 29, 2001	Dec. 28, 2002	Dec. 27, 2003	Sept. 27, 2003	Sept. 25, 2004
Ratio of earnings to fixed charges	N/A	N/A	15.3	2.7	N/A	1.4	N/A
Coverage deficiency (in thousands)	$1,271	$1,336	N/A	N/A	$12,247	N/A	$21,559

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus and any prospectus supplement, before making an investment decision. Each of these risk factors could adversely affect our business, operating results and financial condition, and the value of an investment in our securities.

Our initial Phase III clinical trial for StaphVAX did not achieve statistical significance for the specified end point and neither may our confirmatory Phase III clinical trial.

In late 2000, we completed our initial Phase III placebo-controlled clinical trial for StaphVAX in hemodialysis patients with end-stage renal disease. The specified end point for this trial was a statistically significant reduction in Staph aureus infections in end-stage renal disease patients after 12 months. The trial did not achieve this end point. We have now completed enrollment for a Phase III clinical trial for StaphVAX with a primary efficacy end point at eight months post-vaccination. The results from this trial may not establish statistical significance for the eight-month end point. Our inability to achieve statistically significant results in our confirmatory Phase III clinical trial would adversely affect our future business, financial condition and results of operations.

Our plan to commercialize StaphVAX may not be successful.

We plan to file our first license application for StaphVAX in the EU using the centralized approval process by the end of 2004. We plan to file our first license application for StaphVAX under a BLA in the U.S. by the end of 2005. There can be no assurance that we will file a StaphVAX license application in the EU by the end of 2004 or in the U.S. by the end of 2005, or that we will receive approval to begin commercial sales of the product in the EU or the U.S., or that such approval will be timely. Any delays in licensure or commercialization could adversely affect our market valuation, results of operations and our financial position. We have no direct experience in obtaining licensure of vaccines in the EU, U.S., or other markets. We have no direct experience marketing and selling biopharmaceutical products in the EU, and currently we have no sales or marketing organization to sell and distribute StaphVAX in the EU.

A number of our products in development are in or will undergo clinical trials and the results from these trials may not be favorable.

Aside from the current Phase III clinical trial for StaphVAX, a number of our products in development are in or will undergo clinical trials. The results from any of these trials could be disappointing and even if they are not we cannot be assured that results from future clinical trials will be positive. Unfavorable clinical trial results at any stage could adversely affect our market valuation and our future business.

Our plans to commercialize PhosLo and Nabi-HB in Europe may not be successful.

Using the mutual recognition process, we filed our first licensure applications for Nabi-HB and PhosLo in the EU during 2004. There can be no assurance that we will receive approval to begin commercial sales of these products in Europe in 2005 or at all. Any delays in EU licensure or commercialization could adversely affect our market valuation and our financial position. We have no direct experience in obtaining licensure of these products in Europe or other non-U.S. markets. We have no direct experience marketing and selling biopharmaceutical products in the EU, and currently we have no sales or marketing organization to sell and distribute PhosLo and Nabi-HB in Europe.

We may not realize the value of our acquisition of PhosLo.

On August 4, 2003, we acquired the worldwide rights to PhosLo through the purchase of various intangible assets for $60.3 million in cash, 1.5 million shares of our common stock and an obligation to pay $30.0 million in cash over the period ending March 1, 2007. These intangible assets represent approximately one-fourth of the total assets reflected on our balance sheet at December 27, 2003 and at September 25, 2004. PhosLo is marketed to physicians caring for patients suffering kidney failure whom have developed elevated phosphorus levels in their blood. This is a market in which we had no experience prior to the acquisition of PhosLo. PhosLo currently competes with two other products, a prescription medication and a non-prescription medication. A third competitive prescription product has been approved by regulatory authorities in the U.S. and EU and is expected to come to market. All of these products are or will be produced, marketed and sold by companies that have substantially greater financial and marketing resources than we have. If we do not achieve the necessary level of success in marketing PhosLo to recover the value of the intangible assets we acquired, we will be required to write down or write off some or all of the PhosLo intangible assets. If this occurs, our balance sheet and results of operations will be adversely affected.

We depend upon third parties to manufacture our biopharmaceutical products.

We only manufacture one of our marketed biopharmaceutical products and depend upon third parties to manufacture our other marketed biopharmaceutical products for us. A failure by these manufacturers to timely meet our needs for these products could have a material adverse effect on our future business, financial condition and results of operations. This has occurred in the past. Our biopharmaceutical product sales were constrained in 2000 because of the inability of the contract manufacturer for WinRho SDF to supply product for a period of time. Since 2000, our ability to market Aloprim has been adversely affected at certain times by our inability to obtain necessary quantities of this product. Our research and development product pipeline significantly involves conjugate vaccines. We currently rely on a third party, Cambrex Bio Science, to manufacture StaphVAX. The agreement with Cambrex Bio Science contemplates that it will provide us with product for our clinical needs and for the initial commercial launch of StaphVAX but not for all of our forecasted needs if StaphVAX is a commercial success.

The failure of our contract manufacturers to supply us with sufficient amounts of product to meet our needs, or to renew their contracts with us on commercially reasonable terms, would have a material adverse effect on our future business, financial condition and results of operations.

We may not be successful in constructing or operating a commercial scale vaccine manufacturing facility currently under development.

In April 2004, we began construction of a bulk vaccine manufacturing plant in our Boca Raton, Florida manufacturing facility designed to allow us to manufacture and formulate bulk vaccines in our product pipeline. We expect to have completed construction of the bulk vaccine manufacturing plant by the end of 2004. We plan to submit a BLA to the FDA for licensure for the manufacture of StaphVAX by the end of 2005 with a goal of being able to produce StaphVAX for commercial sale in the U.S. following approval. In addition, we plan to submit a supplemental MAA to EU regulatory authorities for licensure for the manufacture of StaphVAX by the end of 2005 with a goal of being able to produce StaphVAX for commercial sale in the EU following approval. No assurance can be given that we will be able to obtain such licensure on a timely basis or at all, and failure to obtain such licensure on a timely basis, or at all, would have a material adverse effect on our future business, financial condition and results of operations.

The new plant is designed to process vaccines on a commercial scale. We have not previously owned or operated such a facility and have no direct experience in commercial, large-scale manufacturing of vaccine products. There can be no assurance that, if FDA and EU licensures are received, the facility can be operated efficiently and profitably. Our failure to successfully operate our new manufacturing facility would have a material adverse effect on our future business, financial condition and results of operations.

We are not currently able to utilize the full capacity of our present manufacturing facility.

We began commercial manufacture of Nabi-HB at our Boca Raton biopharmaceutical manufacturing facility in the fourth quarter of 2001 and intend to use this facility for the manufacture of our clinical product candidates, Altastaph and Civacir, and for the manufacture of products of other parties. For the foreseeable future, we will not utilize the full manufacturing capacity of the facility and there can be no assurance that we can ever operate the facility efficiently. There can be no assurance that we will have either our own products to manufacture or those of others to offset the cost of the facility’s operation. Further, we have limited experience manufacturing our clinical product candidates. Our failure to manufacture our clinical product candidates successfully would have a material adverse effect on our future business, financial condition and results of operations.

A disaster at our sole manufacturing site would interrupt our manufacturing capability for the products produced there.

Manufacturing products at a single site presents risks because a disaster, such as a fire or hurricane, may interrupt manufacturing capability. In such an event, we will have to resort to alternative sources of manufacturing that could increase our costs as well as result in significant delays while required regulatory approvals are obtained. Any such delays or increased costs could have a material adverse effect on our future business, financial condition and results of operations.

Our BLA license application for Nabi-HB Intravenous may not be approved.

Our BLA license application for Nabi-HB Intravenous that was filed in November 2002 may not be approved by the FDA. We intend to file supplemental long-term clinical information requested by the FDA by the end of 2004. Nabi-HB is a human polyclonal antibody product currently indicated to prevent hepatitis B following accidental exposure to hepatitis B virus, or HBV. We believe the majority of our Nabi-HB sales are for the use to prevent re-infection with hepatitis B disease in HBV-positive liver transplant patients. Nabi-HB is not currently labeled for this use. Our inability to obtain licensure from the FDA for Nabi-HB Intravenous could have an adverse effect on our future business, financial condition and results of operations.

Our sales of Nabi-HB are directly related to patient treatment protocols and the number of liver transplants performed in hepatitis B virus, or HBV positive patients, over which we have no control.

Our sales of Nabi-HB are primarily for the care of HBV-positive liver transplant patients at the time of and for a period following liver transplant. The number of liver transplants that occurs depends on the number of livers available for transplant. The number of livers used for HBV-positive liver transplant candidates as well as the dosing of Nabi-HB may vary from time to time based on the following factors:

•	changes in overall organ availability,

•	allocations of available organs to eligible potential recipients, and

•	changes in the treatment protocols applied to HBV-positive patients.

Each of these factors is outside our control. Sales of Nabi-HB will be adversely affected if patient treatment protocols change or the number of hepatitis B liver transplants decreases. Sales of Nabi-HB Intravenous, if it is licensed, will be similarly affected. This could have an adverse effect on our future results of operations and financial condition.

A reduction in the availability of specialty antibodies could adversely affect our ability to manufacture an adequate amount of Nabi-HB or to fulfill contractual obligations.

Our ability to manufacture Nabi-HB and Nabi-HB Intravenous, if it is licensed, will depend upon the availability of anti-HB specialty antibodies that we primarily obtain from our FDA-approved antibody collection centers. Similarly, we have contractual obligations to supply other specialty antibodies to third parties that we also obtain from our FDA-approved antibody collection centers. Specialty antibodies are more difficult to obtain than non-specific antibodies. Reduced availability of the necessary specialty antibodies would adversely affect our ability to manufacture an adequate amount of Nabi-HB and Nabi-HB Intravenous, if it is licensed, or to fulfill our contractual obligations, with the result that our future business, financial condition and results of operations would suffer.

We sell our products to a small number of customers. The loss of any major customer could have a material adverse effect on our results of operations or financial condition.

We sell a significant portion of our biopharmaceutical products to pharmaceutical wholesalers and distributors. In the first nine months of 2004, three such customers accounted for 67% of our total consolidated sales. A loss of any of the customers or a material reduction in such customer’s purchases from us could have a material adverse effect on our results of operations and financial condition. We also maintain a significant receivable balance with each of these customers. If these customers become unable or unwilling to pay amounts owed to us, our financial condition and results of operations could be adversely affected.

Our antibody sales in fiscal 2004 are primarily to a single customer. The loss of this customer or a material reduction in its purchases of antibodies could have a material adverse effect upon our future business, financial condition and results of operations.

Heightened concerns over antibody products and screening measures could adversely affect our antibody production.

Our antibody collection centers and our customers for antibody products are subject to extensive regulation by the FDA and non-U.S. regulatory authorities. Concern over the safety of antibody products have resulted and will likely result in the future in the adoption of more rigorous screening procedures by regulatory authorities and manufacturers of antibody products. In prior years, these changes have resulted in significantly increased costs to us in providing non-specific and specialty antibodies to our customers. New procedures, which include a more extensive investigation into a donor’s background, as well as more sensitive tests, also have disqualified numerous potential donors and discouraged other donors who may be reluctant to undergo the screening procedures. These more stringent measures could adversely affect our antibody production with a corresponding, adverse effect on our future business, financial condition and results of operations. In addition, our efforts to increase production to meet customer demand may result in higher costs to attract and retain donors.

New treatments may reduce the demand for our antibodies and antibody based biopharmaceutical products.

Most of the antibodies we collect, process and sell to our customers are used in the manufacture of biopharmaceutical products to treat certain diseases. Several companies are marketing and developing products to treat some of these diseases based on technology that would reduce or eliminate the need for human antibodies. Such products could adversely affect the demand for antibodies and antibody based biopharmaceutical products. We are unable to predict the impact of future technological advances on our business.

We may not generate sufficient cash flow from our biopharmaceutical and antibody products or obtain financing necessary to fund our research and development activity at an appropriate level.

We generate revenues from sales of our biopharmaceutical and antibody products, although we will cease to generate revenues from sales of WinRho SDF ® in March 2005. We have incurred and expect to continue incurring significant expenses associated with our biopharmaceutical research and development activities, including the cost of clinical trials and marketing expenses. These expenses adversely affect our current ability to be profitable. Products under development may not generate sales for several years or at all. We do not have the financial resources to fund concurrently all of our biopharmaceutical product development programs to completion. Our ability to continue to fund all of our ongoing research and development activities depends on our ability to generate sales from our biopharmaceutical and antibody products or to obtain financing. There can be no assurance, therefore, that we will be able to continue to fund our research and development activities at the level required to commercialize all of our biopharmaceutical product development programs. If we are required to reduce the funding for certain of our research and development activities, this could have a material adverse effect on our future prospects.

We may enter into strategic alliances that may not be successful and may adversely affect our ability to develop our products.

We intend to pursue strategic alliances with third parties to develop and/or commercialize certain of our biopharmaceutical products. No assurance can be given that we will be successful in these efforts or, if successful, that our collaborative partners will conduct their activities in a timely manner. If we are not successful in our efforts, our ability to continue to develop our products may be affected adversely. Even if we are successful, if any of our collaborative partners violates or terminates their agreements with us or otherwise fails to conduct their collaborative activities in a timely manner, the development or commercialization of our products could be delayed. This might require us to devote significant additional resources to product development and commercialization or terminate certain development programs. In addition, there can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between our collaborative partners and us could lead to delays in the collaborative research, development or commercialization of certain products, or could require or result in litigation or arbitration, which would be time consuming and expensive and could have a material adverse effect on our future business, financial condition and results of operations.

We may not be able to develop and commercialize new biopharmaceutical products successfully or in a timely manner, which could adversely impact our future operations.

Our future success will depend on our ability to achieve scientific and technological advances and to translate such advances into commercially competitive products on a timely basis. Our biopharmaceutical products under development are at various stages, and substantial further development, pre-clinical testing and clinical trials will be required to determine their technical feasibility and commercial viability. Our proposed development schedules for these products may be affected by a variety of factors, including

•	technological difficulties,

•	competition,

•	failure to obtain necessary regulatory approvals,

•	failure to achieve desired results in clinical trials,

•	proprietary technology positions of others,

•	reliance on third parties for manufacturing,

•	failure to market effectively,

•	changes in government regulation, and

•	funding.

Positive results for a product in a clinical trial do not necessarily assure that positive results will be obtained in future clinical trials or that we will obtain government approval to commercialize the product. In addition, any delay in the development, introduction or marketing of our products under development could result either in such products being marketed at a time when their cost and performance characteristics might not be competitive in the marketplace or in a shortening of their commercial lives. There can be no assurance that our biopharmaceutical products under development will prove to be technologically feasible or commercially viable or that we will be able to obtain necessary regulatory approvals and licenses on a timely basis, if at all. Our failure to develop and commercialize successfully our biopharmaceutical products in a timely manner and obtain necessary regulatory approvals could have a material adverse effect on our future operations. In particular, our failure to obtain regulatory approval for StaphVAX on a timely basis could adversely affect our market valuation.

The market may not be receptive to our products upon their introduction.

There can be no assurance that any of our products in development will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including

•	the receipt of regulatory approvals,

•	any limitation of indications in regulatory approvals,

•	the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantages over existing treatment methods,

•	the prices of such products, and

•	reimbursement policies of government and third-party payers.

The failure of our product pipeline to gain market acceptance could have a material adverse effect on our future business, financial condition and results of operations.

We are unable to pass through certain cost increases to our antibody product customers with which we have supply contracts.

A significant amount of our antibodies are sold under contracts that have a remaining term of up to four years. Certain contracts do not permit us to increase prices during the contract term except to reflect changes in customer specifications and new governmental regulations. If our costs of collecting antibodies under these contracts rise for reasons other than changes in customer specifications and new governmental regulations, we are unable to pass on these cost increases to our antibody product customers except with the customer’s consent.

An increase in the supply of or a decrease in the demand for antibody products could materially and adversely affect our future business, financial condition and results of operations.

The worldwide supply of antibodies has fluctuated historically. Future changes in government regulation relating to the collection, fractionation and use of antibodies or any negative public perception about the antibody collection process or the safety of products derived from blood or antibodies could further adversely affect the overall supply of or demand for antibodies. Increases in supply or decreases in demand of antibody products could have a material adverse effect on our future business, financial condition and results of operations.

If we fail to comply with extensive regulations enforced by the FDA, European Agency for the Evaluation of Medicinal Products, or EMEA, the Paul Erlich Institute in Germany, or PEI, the German Federal Institute for Drugs and Medical Devices, or BfArM, and other agencies, the sale of our current products and the commercialization of our product candidates would be prevented or delayed.

Research, pre-clinical development, clinical trials, manufacturing and marketing of our products are subject to extensive regulation by various government authorities. The process of obtaining FDA, EMEA, PEI, BfArM and other required regulatory approvals are lengthy and expensive, and the time required for such approvals is uncertain. The approval process is affected by such factors as

•	the severity of the disease,

•	the quality of submission,

•	the clinical efficacy and safety,

•	the strength of the chemistry and manufacturing control of the process,

•	the compliance record and controls of the manufacturing facility,

•	the availability of alternative treatments, and

•	the risks and benefits demonstrated in clinical trials.

Regulatory authorities also may require post-marketing surveillance to monitor potential adverse effects of our products or product candidates. The U.S. Congress or the FDA in specific situations can modify the regulatory process. Many of our clinical trials are at a relatively early stage and, except for Nabi-HB, WinRho SDF, PhosLo, Aloprim and certain non-specific and specialty antibody products, no approval from the FDA or any other government agency for the manufacturing or marketing of any other products under development has been granted. There can be no assurance that we will be able to obtain the necessary approvals to manufacture or market any of our pipeline products. Failure to obtain additional regulatory approvals of products currently marketed or regulatory approval for products under development could have a material adverse effect on our future business, financial condition and results of operations. Once approved, a product’s failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions.

Although we do not have material sales of our biopharmaceutical products outside the U.S. today, our goal is to expand our global presence for these products. Distribution of our products outside the U.S. is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material adverse effect on our future business, financial condition and results of operations.

Our U.S. manufacturing, antibody collection, labeling, storage and distribution activities also are subject to strict regulation and licensing by the FDA. Our biopharmaceutical manufacturing facility in Boca Raton, Florida is subject to periodic inspection by the FDA, the EMEA, PEI and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our antibody collection centers in the U.S. also are subject to periodic inspection by the FDA, the EMEA and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our failure, or the failure of our biopharmaceutical manufacturing facility or our antibody collection centers, to continue to meet regulatory standards or to remedy any deficiencies could result in corrective action by the FDA, including closure of our biopharmaceutical manufacturing facility or one or more antibody collection centers and fines or penalties. New regulations may be enacted and existing regulations, their interpretation and enforcement, are subject to change. Therefore, there can be no assurance that we will be able to continue to comply with any regulations or that the costs of such compliance will not have a material adverse effect on our future business, financial condition and results of operations.

We may be subject to costly and damaging liability claims relating to antibody contamination and other claims.

Antibodies we collect, antibody based products we manufacture, antibody based products we market and antibody based products our customers manufacture run the risk of being contaminated with viruses. As a result, suits may be filed against our customers and us claiming that the plaintiffs became infected with a virus as a result of using contaminated products. Such suits have been filed in the past related to contaminated antibodies, and in a number of suits we were one of several defendants. No assurance can be given that additional lawsuits relating to infection with viruses will not be brought against us by persons who have become infected with viruses from antibody based products.

Pharmaceutical and biotechnology companies are increasingly subject to litigation, including class action suits, and governmental and administrative investigations and proceedings related to product pricing and marketing practices. There can be no assurance that lawsuits will not be filed against us or that we will be successful in the defense of these lawsuits. Defense of suits can be expensive and time consuming, regardless of the outcome, and an adverse result in one or more suits could have a material adverse effect on our future business, financial condition and results of operations.

We may not be able to maintain sufficient product liability and directors and officers insurance to cover claims against us.

Product liability and directors and officers insurance for the biopharmaceutical industry is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage if the commercialization of our products progresses, or that existing or future claims against us will be covered by our insurance. Moreover, there can be no assurance that the existing coverage of our insurance policy and/or any rights of indemnification and contribution that we may have will offset existing or future claims. A successful claim against us with respect to uninsured liabilities or in excess of insurance coverage and not subject to any indemnification or contribution could have a material adverse effect on our future business, financial condition and results of operations. Further, if we were unable to obtain directors and officers liability insurance, it could affect adversely our ability to attract and retain directors and senior officers.

We may not be able to maintain sufficient property insurance on our facilities in Florida.

We maintain significant real property assets in Florida. Property insurance for companies with a high concentration of property assets in Florida is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage if the value of our property increases.

We may not be able to raise necessary additional capital on acceptable terms, if at all.

We may need to raise additional capital to increase funding of our product research, development and marketing activities or to acquire additional products. We may seek additional funding through public or private equity or debt financing, collaborative arrangements with strategic partners or from other sources. There can be no assurance, however, that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may have to defer certain investments in the areas of research, product development, manufacturing, marketing activity or business development, or otherwise modify our business strategy, and our future business and future prospects could be materially and adversely affected.

Our patents and proprietary rights may not provide sufficient protection, and patents of other companies could prevent us from developing and marketing our products.

The patent positions of biopharmaceutical firms generally are highly uncertain and involve complex legal and factual questions. There can be no assurance that existing patent applications will result in issued patents, that we will be able to obtain additional licenses to patents of others or that we will be able to develop additional patentable technology of our own. We cannot be certain that we were the first creator of inventions covered by our patents or pending patent applications or that we were the first to file patent applications for such inventions. There can be no assurance that any patents issued to us will provide us with competitive advantages or will not be challenged by others. Furthermore, there can be no assurance that others will not independently develop similar products, or, if patents are issued to us, design around such patents.

A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents relating to products or processes competitive with or similar to ours. Some of these applications or patents may compete with our applications or conflict in certain respects with claims made under our applications. Such a conflict could result in a significant reduction of the coverage of our patents, if issued. In addition, if patents that contain competitive or conflicting claims are issued to others and such claims are ultimately determined to be valid, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that we will be able to obtain any such licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require in order to commercialize our products could have a material adverse effect on our future business, financial condition and results of operations. Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued to us or to determine the scope and validity of third-party proprietary rights.

We also rely on secrecy to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. We maintain strict controls and procedures regarding access to and use of our proprietary technology and processes. However, there can be no assurance that these controls or procedures will not be violated, that we would have adequate remedies for any violation, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

We compete with larger, better-financed and more mature pharmaceutical and biotechnology companies, which are capable of developing new products and approaches that could make our products obsolete.

Competition in the development of biopharmaceutical products is intense, both from pharmaceutical and biotechnology companies, and is expected to increase. Many of our competitors have greater financial resources and larger research and development staffs than we have, as well as substantially greater experience in developing products, obtaining regulatory approvals, and manufacturing and marketing biopharmaceutical products. We compete with our competitors

•	to develop products,

•	to acquire products and technologies, and

•	to attract and retain qualified scientific personnel.

There can be no assurance that our competitors will not succeed in developing technologies and products that are more effective or affordable than those that we are developing. In addition, one or more of our competitors may achieve product commercialization of or patent protection for competitive products earlier than us, which would preclude or substantially limit sales of our products. Further, several companies are attempting to develop and market products to treat certain diseases based upon technology that would lessen or eliminate the need for human antibodies. The successful development and commercialization by any of our competitors of any such product could have a material adverse effect on our future business, financial condition and results of operations.

There are potential limitations on third-party reimbursement and other pricing-related matters that could reduce the sales of our products and may delay or impair our ability to generate sufficient revenues.

Our ability to commercialize our biopharmaceutical products and related treatments depends in part upon the availability of, and our ability to obtain adequate levels of, reimbursement from government health administration authorities, private healthcare insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party payer coverage will be available, if at all. Inadequate levels of reimbursement may prohibit us from maintaining price levels sufficient for realization of an adequate return on our investment in developing new biopharmaceutical products and could result in the termination of production of otherwise commercially viable products.

In the U.S., government and other third-party payers are increasingly attempting to contain healthcare costs by limiting both the coverage and level of reimbursement for new products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for disease indications for which the FDA has not granted marketing approval. Also, the trend towards managed healthcare in the U.S. and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of healthcare services and products, as well as legislative proposals to reform healthcare or reduce government insurance programs, may all result in lower prices for our products. The cost containment measures that healthcare providers are instituting and the impact of any healthcare reform could have an adverse effect on our ability to sell our products and may have a material adverse effect on our future business, financial condition and results of operations.

There can be no assurance that reimbursement in the U.S. or other markets will be available for our products, or, if available, will not be reduced in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products. The unavailability of government or third-party reimbursement or the inadequacy of the reimbursement for medical treatments using our products could have a material adverse effect on our future business, financial condition and results of operations. Moreover, we are unable to forecast what additional legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our future business.

Anti-takeover provisions in our charter documents, under Delaware law and under our stockholder rights plan could make an acquisition of us more difficult.

Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. For example, our certificate of incorporation currently contains a fair price provision and also authorizes our board of directors to issue substantial amounts of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and junior preferred stock and the likelihood that holders of our common stock and junior preferred stock will receive payments upon liquidation.

We also are subject to provisions of Delaware law that could have the effect of delaying, deferring or preventing a change in control of our company. One of these provisions prevents us from engaging in a business combination with any interested stockholder for a period of three years after the date the person becomes an interested stockholder, unless specified conditions are satisfied.

We also have implemented a stockholder rights plan, or poison pill, that would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring us in a manner or on terms not approved by our board of directors. These and other impediments to a third-party acquisition or change of control could limit the price investors are willing to pay in the future for our securities.

Currency exchange rate fluctuations could adversely affect our results from operations.

We conduct business in countries outside of the United States, which expose us to fluctuations in foreign currency exchange rates. Fluctuations in foreign currency exchange rates may affect our results of operations, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus and any prospectus supplement, including the information incorporated by reference into this prospectus and any prospectus supplement, includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar expressions. We caution readers that forward-looking statements speak only as of the date of this prospectus, reflect our management’s current expectations, estimations and projections and involve certain factors, such as risks and uncertainties, that may cause our actual results, performance or achievements to be far different from those suggested by our forward-looking statements. These factors include, but are not limited to, risks associated with

•	our StaphVAX confirmatory Phase III clinical trial,

•	commercialization of StaphVAX,

•	our clinical trials,

•	commercialization of PhosLo and Nabi-HB in the EU,

•	our PhosLo acquisition,

•	third-party manufacturers,

•	our manufacturing facility,

•	natural disasters,

•	our license application for Nabi-HB Intravenous

•	patient treatment protocols,

•	number of hepatitis B liver transplants,

•	a reduction in the availability of specialty antibodies,

•	small number of customers,

•	antibody products,

•	new treatments and technologies,

•	funding to support our research and development efforts,

•	strategic alliances,

•	commercialization and market acceptance of new products,

•	customer contracts,

•	governmental regulations,

•	liability claims,

•	property, products liability, and directors and officers insurance,

•	our ability to raise sufficient additional capital,

•	intellectual property rights and protection,

•	competition,

•	reimbursement sources,

•	anti-takeover measures, and

•	currency exchange rate fluctuations

Because all of the foregoing factors are difficult to forecast, you should not place undue reliance on any forward-looking statements. These and other risks and uncertainties are discussed above in the section entitled “Risk Factors.” We do not intend to update any of these factors or to publicly announce the results of any revisions to any of our forward-looking statements other than as required under the federal securities laws.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sales of securities to provide additional funds for general corporate purposes, including but not limited to clinical trials, research and development expenses, new acquisition and licensing costs, general and administrative expenses, and working capital. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges or, if earnings were insufficient to cover fixed charges, the dollar amount of the coverage deficiency where applicable for each of the last five years.

	Fiscal Year Ended					Nine Months Ended
	Dec. 31, 1999	Dec. 30, 2000	Dec. 29, 2001	Dec. 28, 2002	Dec. 27, 2003	Sept. 27, 2003	Sept. 25, 2004
Ratio of earnings to fixed charges	N/A	N/A	15.3	2.7	N/A	1.4	N/A
Coverage deficiency (in thousands)	$1,271	$1,336	N/A	N/A	$12,247	N/A	$21,559

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the Trustee may be provided in the prospectus supplement. The form for each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures filed as exhibits to the registration statement that includes this prospectus and the description of the additional terms of the debt securities included in the prospectus supplement.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. The prospectus supplement will set forth

•	the offering price,

•	the title,

•	any limit on the aggregate principal amount,

•	the person who shall be entitled to receive interest, if other than the record holder on the record date,

•	the date the principal will be payable,

•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

•	the place where payments may be made,

•	any mandatory or optional redemption provisions,

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

•	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance,”

•	any conversion or exchange provisions,

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund,

•	whether the debt securities will be issuable in the form of a global security,

•	any subordination provisions, if different from those described below under “Subordination,”

•	any deletions of, or changes or additions to, the events of default or covenants, and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement,

•	the debt securities will be registered debt securities, and

•	registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will

•	be registered in the name of a depositary that we will identify in a prospectus supplement,

•	be deposited with the depositary or nominee or custodian, and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

•	an event of default is continuing, or

•	any other circumstances described in a prospectus supplement.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security

•	will not be entitled to have the debt securities registered in their names,

•	will not be entitled to physical delivery of certificated debt securities, and

•	will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary’s policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

•	the successor assumes our obligations on the debt securities and under the indenture,

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

•	certain other conditions are met.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events

(1) failure to pay principal of or any premium on any debt security of that series when due,

(2) failure to pay any interest on any debt security of that series for 30 days when due,

(3) failure to deposit any sinking fund payment when due,

(4) failure to perform any other covenant in the indenture that continues for 60 days after being given the notice required in the indenture,

(5) our bankruptcy, insolvency or reorganization, and

(6) any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Nabi Biopharmaceuticals and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would

•	change the stated maturity of any debt security,

•	reduce the principal, premium, if any, or interest on any debt security,

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

•	reduce the rate of interest on any debt security,

•	change the currency in which any debt security is payable,

•	impair the right to enforce any payment after the stated maturity or redemption date,

•	waive any default or event of default in payment of the principal of, premium or interest on any debt security,

•	waive a redemption payment or modify any of the redemption provisions of any debt security,

•	adversely affect the right to convert any debt security, or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants

(1) the subordination provisions under a subordinated indenture, and

(2) covenants as to payment of taxes and maintenance of corporate existence.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the law of the Commonwealth of Massachusetts.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordination

Payment on subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. Any subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of all senior indebtedness. In the event of any acceleration of subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of subordinated debt securities is accelerated because of an event of default.

We may not make any payment on subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if

•	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”), or

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on subordinated debt securities:

•	in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

•	in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

“indebtedness” means

(1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

(2) all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances,

(3) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet,

(4) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property,

(5) all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement,

(6) all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above,

(7) any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, and

(8) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

“senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include

•	indebtedness that expressly provides that it shall not be senior in right of payment to subordinated debt securities or expressly provides that it is on the same basis or junior to subordinated debt securities,

•	our indebtedness to any of our majority-owned subsidiaries, and

•	subordinated debt securities.

DESCRIPTION OF WARRANTS

General

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The form for each type of warrant will be filed as an exhibit to the registration statement of which this prospectus is a part.

We may issue, together with other securities or separately, warrants to purchase our debt securities, preferred stock or common stock. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered

•	the title of the warrants,

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants,

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security,

•	the price or prices at which the warrants will be issued,

•	the aggregate number of warrants,

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants,

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased,

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable,

•	if material, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants,

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants,

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire,

•	the maximum or minimum number of warrants which may be exercised at any time, and

•	information with respect to book-entry procedures, if any.

This summary of the warrants is not complete. We urge you to read the warrants filed as exhibits to the registration statement that includes this prospectus and the description of the additional terms of the warrants included in the prospectus supplement.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, the number of shares of common stock and the number of shares of preferred stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 125,000,000 shares of common stock, par value $0.10 per share, of which 58,545,703 shares were outstanding as of November 30, 2004, and 5,000,000 shares of preferred stock, par value $0.10 per share, none of which are outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share held of record and is entitled to dividends as declared from time to time by the Board of Directors out of assets legally available therefor. Outstanding shares of common stock are not subject to redemption and are non-assessable. Upon any liquidation of Nabi Biopharmaceuticals, the owners of the common stock are entitled to receive on a pro-rata basis all assets then legally available for distribution after satisfaction of any liquidation preference to which holders of outstanding shares of preferred stock may be entitled. The holders of the common stock do not have any conversion, cumulative voting, subscription or preemptive rights.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Their address is 59 Maiden Lane, New York, NY 10038, and their telephone number is (212) 936-5100.

Preferred Stock

The following description of our preferred stock, together with the additional information we include in any prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, may also affect the terms of our preferred stock.

General. Our Board of Directors may without further action by the stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of us before any payment is made to the holders of common stock.

The ability of our Board of Directors to issue preferred stock may delay or prevent a takeover or change in control of us. To the extent that this ability has this effect, removal of our incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of our stockholders to participate in a tender or exchange offer for the common stock and in so doing diminish the market value of the common stock.

Of the 5,000,000 shares of preferred stock which are authorized, 1,538,462 shares have been designated “Series A Convertible Preferred Stock” 750,000 have been designated “Series One Preferred Stock” and 2,711,538 remain available to be designated as a new class or series of preferred stock with certain conversion rights, liquidation preferences and voting rights. Currently, there are no outstanding shares of preferred stock. We have issued rights that are in some cases exercisable for shares of our Series One Preferred Stock.

If and so long as at least 769,231 shares of the Series A Convertible Preferred Stock are outstanding, then the holders thereof are entitled to elect a majority of our Board of Directors.

Terms of Preferred Stock. Our Board of Directors is authorized to issue the preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including

•	dividend rights,

•	conversion rights,

•	voting rights,

•	redemption rights and terms of redemption, and

•	liquidation preferences.

Our Board of Directors may fix the number of shares constituting any series and the designations of these series.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including

•	the maximum number of shares in the series and the distinctive designation,

•	the terms on which dividends will be paid, if any,

•	the terms on which the shares may be redeemed, if at all,

•	the liquidation preference, if any,

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series,

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock,

•	the voting rights, if any, on the shares of the series, and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

Voting Rights. The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal that would alter or change the powers, preferences, or special rights of the shares of preferred stock so as to affect them adversely. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

Other. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Transfer Agent and Registrar. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Shareholder Rights Plan

Effective July 1997, our Board of Directors adopted a shareholders rights plan under which a dividend of one preferred share purchase right (a “Right”) was distributed for each outstanding share of common stock. Each Right entitles the holder to purchase one one-hundredth of a share of Series One Preferred Stock at a price of $70, subject to adjustment. The Rights expire in August 2007 and are exercisable only if an individual or group has acquired or obtained the right to acquire or has announced a tender or exchange offer that if consummated would result in such individual or group acquiring beneficial ownership of 15% or more of the common stock. Such percentage may be lowered at the Board’s discretion. If the Rights become exercisable, the holders (other than the individual or group who triggered the exercisability) may be entitled to receive upon exercise shares of our common stock having a market value of two times the exercise price of the Rights, or the number of shares of the acquiring company which have a market value of two times the exercise price of the Rights. Once the Rights have become exercisable, and prior to acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than the Rights owned by the individual or group who triggered the exercisability), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of preferred stock) per Right. The Rights separate from the common stock if they become exercisable. Until that time, they will be transferred with and only with the common stock. We are entitled to redeem the Rights in whole for $0.01 per Right under certain circumstances.

Delaware Law and Certain Charter Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation’s voting stock. In the future we may elect not to be governed by Section 203 by means of an amendment to our Restated Certificate of Incorporation or By-laws that has been approved by stockholders holding a majority of our outstanding voting securities.

Our Restated Certificate of Incorporation provides that a merger, consolidation or sale of all or substantially all of our assets or any sale by us of our securities having a fair market value of at least $250,000 requires the approval of the holders of at least 75% of the outstanding shares of our common stock and 50% of any outstanding shares of our Series A Convertible Preferred Stock (so long as the holders of the Series A shares have the right to elect a majority of the Board of Directors), unless the transaction is approved by the Board of Directors and provided that, if the transaction is with a person which owns at the time five percent or more of the outstanding shares of common stock, a majority of the members of the Board of Directors voting for the approval of the transaction have been duly elected and acting members of the Board of Directors prior to the time such person became the holder of five percent or more of outstanding shares of common stock.

Our Board of Directors believes that the provisions described above and the Shareholders Rights Plan will help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are proposed. However, they also may have the effect of deterring a hostile takeover or delaying or preventing changes in our control or management, and may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors and that could be beneficial to stockholders.

PLAN OF DISTRIBUTION

We may sell the securities to be offered by this prospectus in one or more of the following ways from time to time

•	through agents to the public or to investors,

•	to underwriters for resale to the public or to investors, or

•	directly to investors.

We will set forth in a prospectus supplement the terms of the offering of the securities, including

•	the name or names of any agents or underwriters,

•	the purchase price of the securities being offered and the proceeds we will receive from the sale,

•	any over-allotment options under which underwriters may purchase additional securities from us,

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which any class or series of securities may be listed.

Agents

We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters or Dealers

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses. All participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Derivatives and Hedging Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Trading Markets and Listing of Common Stock

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market under the trading symbol “NABI.” We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid; however, the passive market maker’s bid must then be lowered to a level not higher than the highest independent bid, provided that the passive market maker need not lower its bid until its purchases equal or exceed the lesser of two times the NASD’s minimum quotations size for the security or the purchase limitations set forth in Rule 103.

LEGAL MATTERS

Nutter McClennen & Fish LLP, Boston, Massachusetts, has given an opinion as to the validity of the securities to be offered. Constantine Alexander is a partner of Nutter McClennen & Fish LLP and is the Secretary of Nabi Biopharmaceuticals.

EXPERTS

The consolidated financial statements of Nabi Biopharmaceuticals appearing in Nabi Biopharmaceuticals’ Annual Report (Form 10-K) for the year ended December 27, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

We make available free of charge through our Internet website at http://www.nabi.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information contained in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below

•	our annual report on Form 10-K for the fiscal year ended December 27, 2003, filed on February 27, 2004 (SEC File No. 000-04829),

•	our definitive proxy statement on Schedule 14A for our annual meeting of stockholders held on May 14, 2004, filed on April 9, 2004 (SEC File No. 000-04829),

•	our quarterly report on Form 10-Q for the quarter ended March 27, 2004, filed on April 26, 2004 (SEC File No. 000-04829),

•	the information contained in Item 5 of our current report on Form 8-K, filed on July 20, 2004 (SEC File No. 000-04829),

•	our quarterly report on Form 10-Q for the quarter ended June 26, 2004, filed on July 28, 2004 (SEC File No. 000-04829),

•	our quarterly report on Form 10-Q for the quarter ended September 25, 2004, filed on October 25, 2004 (SEC File No. 000-04829),

•	our current report on Form 8-K, filed on November 17, 2004 (SEC File No. 000-04829), and

•	the description of our common stock contained in our registration statement on Form 10, filed on May 4, 1970, as amended by our current report on Form 8-K, filed on August 15, 2003 (SEC File No. 000-04829).

All documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. All documents that we file after the date of the initial registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus.

The reports and other documents that we file after the date of this prospectus will modify, supplement and supersede the information in this prospectus. We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to: Nabi Biopharmaceuticals, 5800 Park of Commerce Boulevard N.W., Boca Raton, FL 33487, Phone: (561) 989-5800, Fax: (561) 989-5801, Attn: Investor Relations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, all of which shall be borne by Nabi Biopharmaceuticals (the “Registrant” or the “Company”). Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$22,175
Trustees’ and transfer agents’ fees and expenses	10,000
Printing and engraving expenses	50,000
Legal fees and expenses	125,000
Accounting fees and expenses	100,000
Miscellaneous expenses	17,825

Total	$325,000

Item 15.	Indemnification of Directors and Officers

Article VII, Section 1 of the Company’s by-laws requires the Company to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. This means that, in general, the Company must indemnify any of its officers and directors against liability and expenses (including attorneys’ fees) in connection with any proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, the Company may not indemnify any person in respect of any claim as to which the person has been adjudged to be liable to the Company, unless a court has determined that the person is entitled to indemnification.

Article VII, Section 7 of the Company’s by-laws provides that any expenses (including attorney’s fees) incurred by an officer or director in defending any proceeding must be advanced by the Company upon receipt of an undertaking by the person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

Article VII, Section 8 of the Company’s by-laws permits the Company to purchase and maintain insurance against any liability asserted against officers or directors and incurred by them in such capacities whether or not the Company would have the power to indemnify them against such liability under the Delaware General Corporation Law. The Company provides officers’ and directors’ liability insurance for its officers and directors.

The Company has entered into indemnification agreements with its directors and certain of its executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

1	Underwriting Agreement.*

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on August 21, 1997).

4.2	Rights Agreement dated as of August 1, 1997, as amended, between the Company and Registrar and Transfer Company (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

4.3	Agreement of Substitution and Amendment of Rights Agreement dated July 1, 2002 among the Company, Registrar and Transfer Company, and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 28, 2002).

4.4	Form of Indenture.

4.5	Form of Supplemental Indenture.*

4.6	Form of Warrant*

4.7	Form of Preferred Stock Certificate*

5	Opinion of Nutter McClennen & Fish LLP.

12	Statement re Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Nutter McClennen & Fish LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on signature page).

25	Statement of Eligibility of Trustee.*

*	To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities being registered.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on December 7, 2004.

NABI BIOPHARMACEUTICALS

By:	/s/ THOMAS H. MCLAIN
Thomas H. McLain
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas H. McLain, Mark L. Smith, Constantine Alexander and James E. Dawson, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature and Title

December 7, 2004	By:	/s/ THOMAS H. MCLAIN
Thomas H. McLain
Chairman, Chief Executive Officer and President (Principal Executive Officer)

December 7, 2004	By:	/s/ MARK L. SMITH
Mark L. Smith
Senior Vice President, Finance, Chief Financial Officer Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)

December 7, 2004	By:	/s/ DAVID L. CASTALDI
David L. Castaldi
Director

Date	Signature and Title

December 7, 2004	By:	/s/ GEOFFREY F. COX
Geoffrey F. Cox Director

December 7, 2004	By:	/s/ GEORGE W. EBRIGHT
George W. Ebright Director

December 7, 2004	By:	/s/ RICHARD A. HARVEY, JR.
Richard A. Harvey, Jr. Director

December 7, 2004	By:	/s/ LINDA JENCKES
Linda Jenckes Director

December 7, 2004	By:	/s/ STEPHEN G. SUDOVAR
Stephen G. Sudovar Director

EXHIBIT INDEX

Exhibit No.	Description
1	Underwriting Agreement.*

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on August 21, 1997).

4.2	Rights Agreement dated as of August 1, 1997, as amended, between the Company and Registrar and Transfer Company (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

4.3	Agreement of Substitution and Amendment of Rights Agreement dated July 1, 2002 among the Company, Registrar and Transfer Company, and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 28, 2002).

4.4	Form of Indenture.

4.5	Form of Supplemental Indenture.*

4.6	Form of Warrant*

4.7	Form of Preferred Stock Certificate*

5	Opinion of Nutter McClennen & Fish LLP.

12	Statement re Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Nutter McClennen & Fish LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on signature page).

25	Statement of Eligibility of Trustee.*

*	To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities being registered.